EXHIBIT 99.1



                  MCI FILES SUPPLEMENTAL DISCLOSURE STATEMENT

                  Company Issues Revised Projected Financials

ASHBURN, Va., July 7, 2003 - MCI (WCOEQ, MCWEQ) today filed new revised exhibits to the Supplement to Disclosure Statement which it filed on July 3, 2003 with the U.S. Bankruptcy Court. The Supplement, together with today's filing, includes a description of the company's previously announced amended settlement with the Securities and Exchange Commission (SEC), which was approved today by the U.S. District Court. Also included are a proposed settlement between the company and a group of financial institutions that would resolve pending litigation, as well as the revised projected financial information supporting the company's plan of reorganization.

The company's revised financial guidance projects 2003-2005 revenue will be $24.5 billion, $24.6 billion and $25.0 billion respectively. This compares to previously projected 2003-2005 revenue of $24.7 billion, $25.8 billion and $27.8 billion respectively.

The revenue reductions are primarily in the company's consumer and small business segments, reflecting intense pricing competition fueled by new entries of unlimited bundles, aggressive new DSL offerings and rapid adoption of national Do Not Call legislation. Collectively these impacts have reduced consumer and small business effective rates in key markets by as much as 40 percent since April 2003. Projections for the company's large and global business segments remain relatively unchanged for 2003 and 2004, reflecting continued customer loyalty.

Projected earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003-2005 are now expected to be $2.7 billion, $3.7 billion and $4.1 billion respectively, reflecting the lower revenue projections partially offset by lower sales, general and administrative expenses. This compares with previously projected EBITDA of $2.8 billion, $4.1 billion and $5.4 billion respectively.

"While we have been meeting our plan, we believe these adjustments better reflect the changing market conditions," said Bob Blakely, MCI chief financial officer. "Our cash position remains strong and customer loyalty in our large and global customer base remains solid. Moving forward, we remain on track to emerge from Chapter 11 protection later this fall."

Under the revised financial projections the return to WorldCom bondholders remains virtually unchanged, with lower EBITDA being offset by a projected improved cash position.

"We have reviewed the company's revised financial projections and continue to remain fully supportive of MCI's Plan of Reorganization," said Mark Neporent, Managing director and chief operating officer of Cerberus Capital Management, L.P. and co-chair of MCI's Unsecured Creditors Committee. "MCI's management team has made tremendous progress on the company's reorganization efforts in a very short amount of time. We look forward to their



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continued success in bringing the company out of Chapter 11 protection and driving future stakeholder value."


About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.

Forward-Looking Statements
This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company's filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization

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